Exhibit 99.1

Fox Factory Holding Corp. Announces Fourth Quarter and Full Year 2015 Financial Results
Fourth Quarter 2015 Sales Increased 29.1% to $95.7 Million

Gross Margin Increased 30 Basis Points to 29.9%

Adjusted EBITDA Increased 32.9% to $16.1 Million

Company Announces New $40 Million Share Repurchase Program

SCOTTS VALLEY, California - February 29, 2016 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter Fiscal 2015 Highlights

•	Sales increased 29.1% to $95.7 million compared to $74.1 million in the same period last fiscal year

•	Gross margin increased 30 basis points to 29.9% compared to 29.6% in the same period last fiscal year

•	Net income was $6.8 million, or $0.18 per diluted share, compared to $2.9 million, or $0.08 per diluted share in the same period last fiscal year

•	Non-GAAP adjusted net income was $9.6 million, or $0.25 adjusted earnings per diluted share, compared to $6.6 million, or $0.18 per diluted share in the same period last fiscal year

•	Adjusted EBITDA was $16.1 million compared to $12.1 million in the same period last fiscal year

“We are very pleased with our strong finish to 2015. We achieved growth that exceeded our sales expectations and was at the top end of our earnings expectations in spite of challenges in certain markets,” stated Larry L. Enterline, FOX’s Chief Executive Officer. “Our financial performance was driven by solid demand for our bike and powered vehicle product line-ups with positive reception to our recent technology developments and solid integration of our acquisitions. Going forward, we remain committed to product innovation and ongoing strategic operational improvements to drive long-term sales and profit growth.”
Sales for the fourth quarter of fiscal 2015 were $95.7 million, an increase of 29.1% as compared to sales of $74.1 million in the fourth quarter of fiscal 2014. This increase reflects a 37.1% increase in sales of powered vehicle products and a 23.3% increase in sales of bike products. The increase in sales of powered vehicle products was primarily due to higher OEM sales as compared to the prior year. The increase in bike product sales was primarily due to the inclusion of Race Face/Easton's sales and solid results from our legacy FOX business.
Gross margin was 29.9% for the fourth quarter of fiscal 2015, a 30 basis point increase from gross margin of 29.6% in the fourth quarter of fiscal 2014. The increase in gross margin was due to improved efficiencies, partially offset by changes in product and customer mix and higher acquisition related costs. Excluding the effects of such acquisition related costs, non-GAAP gross margin for the fourth quarter of fiscal 2015 increased approximately 90 basis points as compared to the previous year.
Total operating expenses were $19.2 million for the fourth quarter of fiscal 2015 compared to $17.7 million in the fourth quarter of the prior fiscal year. As a percentage of sales, operating expenses decreased from 23.9% in the fourth quarter of fiscal 2014 to 20.0% for the fourth quarter of fiscal 2015. The decrease in operating expenses as a percentage of sales was primarily due to lower acquisition related compensation for the three months ended December 31, 2015.

Operating income was $9.4 million for the fourth quarter of fiscal 2015, compared to operating income of $4.2 million in the fourth quarter of fiscal 2014.
Net income in the fourth quarter of fiscal 2015 was $6.8 million, compared to $2.9 million in the fourth quarter of the prior fiscal year. Earnings per diluted share for the fourth quarter of fiscal 2015 was $0.18, compared to $0.08 in the fourth quarter of fiscal 2014.
Non-GAAP adjusted net income was $9.6 million, or $0.25 adjusted earnings per diluted share, compared to $6.6 million, or $0.18 per diluted share in the same period last fiscal year. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA in the fourth quarter of fiscal 2015 was $16.1 million, compared to $12.1 million in the fourth quarter of fiscal 2014. Adjusted EBITDA margin in the fourth quarter of fiscal 2015 was 16.9%, compared to 16.4% in the fourth quarter of fiscal 2014. Reconciliations of net income to adjusted EBITDA and the calculation of adjusted EBITDA margin are provided at the end of this press release.
Fiscal Year 2015 Results
Sales for the year ended December 31, 2015, were $366.8 million, an increase of 19.6% compared to the same period in 2014. Sales of powered vehicle and bike products increased 21.6% and 18.1%, respectively, for 2015 compared to the prior year.
Gross margin was 30.5% for fiscal 2015, a 30 basis point decrease, compared to gross margin of 30.8% in fiscal 2014. The slight decline in gross margin was attributable primarily to costs incurred in the first quarter of 2015 related to the West Coast port slowdown and acquisition related costs associated with the purchase of certain assets of Marzocchi’s mountain bike product lines in the fourth quarter of 2015.
Net income for fiscal 2015 was $25.0 million, compared to $27.7 million in the prior year. Earnings per diluted share for fiscal 2015 was $0.66, compared to $0.73 in fiscal 2014. Non-GAAP adjusted net income for fiscal 2015 was $38.3 million, compared to $33.1 million in the prior year. Non-GAAP adjusted earnings per diluted share was $1.01 for the year ended December 31, 2015, compared to $0.88 in the prior year. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA increased 14.4% to $63.5 million in fiscal 2015, compared to $55.5 million in fiscal 2014. Adjusted EBITDA margin for fiscal 2015 was 17.3%, compared to 18.1% in fiscal 2014. Reconciliations of net income to adjusted EBITDA and the calculation of non-GAAP adjusted EBITDA margin are provided at the end of this press release.
Balance Sheet Highlights
As of December 31, 2015, the Company had cash and cash equivalents of $6.9 million. Total debt was $48.7 million as of December 31, 2015, compared to $50.0 million as of December 31, 2014. Inventory was $68.2 million as of December 31, 2015, compared to $59.2 million as of December 31, 2014. As of December 31, 2015, accounts receivable and accounts payable were $43.7 million and $32.1 million, respectively, compared to December 31, 2014 balances of $39.2 million and $30.4 million, respectively. Contingent consideration liability decreased to $12.7 million at December 31, 2015, compared to $21.3 million at December 31, 2014 due to the initial Sport Truck earn-out payment made in April 2015, as well as valuation adjustments.

Share Repurchase Program
The Company also announces that on February 25, 2016, its Board of Directors authorized a new share repurchase program for up to $40 million of its outstanding common stock.
The new share repurchase program replaces the existing $40 million share repurchase program that was authorized in November 2014, which expired in accordance with its terms on December 31, 2015. The Company repurchased approximately $5.8 million of common stock under the program prior to its expiration.
The purchases under the new share repurchase program may be made in the open market or through privately negotiated transactions from time-to-time through December 31, 2017, and in accordance with applicable laws, rules and regulations. The program may be amended, suspended or discontinued at any time and does not commit the Company to repurchase shares of its common stock. The Company intends to fund the share repurchase program from cash on hand and from its credit facility. The actual number and value of the shares to be purchased will depend on the Company’s stock price and other market conditions.
Fiscal 2016 Guidance
For the first quarter of fiscal 2016, the Company expects sales in the range of $73 million to $77 million and non-GAAP adjusted earnings per diluted share in the range of $0.12 to $0.16.
For the fiscal year 2016, the Company expects sales in the range of $375 million to $395 million and non-GAAP adjusted earnings per diluted share in the range of $1.05 to $1.13 based on approximately 38 million weighted average diluted shares outstanding. Non-GAAP adjusted earnings guidance for the quarter or annual periods does not include any future potential share repurchases.
Non-GAAP adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles, certain acquisition related adjustments and expenses, contingent consideration valuation adjustment, and offering expenses.
Conference Call & Webcast
The Company will hold an investor conference call today at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time). The conference call dial-in number for North America listeners is (877) 407-4018, and international listeners may dial (201) 689-8471; the conference ID is 13630528. Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.
About Fox Factory Holding Corp. (NASDAQ: FOXF)
Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance ride dynamics products primarily for bicycles, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP gross margin”, “non-GAAP adjusted net income”, “non-GAAP adjusted earnings per diluted share”, “adjusted EBITDA”, and “adjusted EBITDA margin”, which are non-GAAP financial measures. FOX defines non-GAAP gross margin as gross profit margin adjusted for certain acquisition related costs. FOX defines non-GAAP adjusted net income as net income adjusted for amortization of purchased intangibles, contingent consideration valuation adjustments, costs of its secondary and shelf offerings, acquisition related expenses, and certain non-recurring items, net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, offering expense, contingent consideration valuation adjustments, and certain other acquisition related or non-recurring items that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating non-GAAP adjusted net income and adjusted EBITDA (and accordingly, non-GAAP adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

Fox Factory Holding Corp.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	As of	As of
	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$6,944	$4,212
Accounts receivable (net of allowances of $407 and $348 at December 31, 2015 and December 31, 2014, respectively)	43,660	39,221
Inventory	68,202	59,191
Prepaids and other current assets	13,135	6,257
Total current assets	131,941	108,881
Property, plant and equipment, net	26,094	19,759
Deferred tax assets	1,065	4,298
Goodwill	57,653	58,745
Intangibles, net	60,849	65,184
Other assets	895	1,570
Total assets	$278,497	$258,437
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$32,072	$30,371
Accrued expenses	23,234	12,128
Reserve for uncertain tax positions	8,924	7,785
Current portion of long-term debt	2,837	2,837
Current portion of contingent consideration	6,950	7,704
Total current liabilities	74,017	60,825
Line of credit	1,500	—
Long-term debt, less current portion	44,325	47,163
Deferred rent	695	681
Deferred tax liabilities	—	7,414
Contingent consideration, less current portion	5,700	13,548
Total liabilities	126,237	129,631

Stockholders’ equity
Preferred stock, $0.001 par value—10,000 authorized and no shares issued or outstanding as of December 31, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value—90,000 authorized; 37,415 shares issued and 37,025 outstanding as of December 31, 2015; 37,117 shares issued and 37,078 outstanding as of December 31, 2014	37	37
Additional paid-in capital	102,860	97,577
Treasury stock, at cost; 390 common shares as of December 31, 2015 and 39 common shares as of December 31, 2014	(5,807)	(571)
Accumulated other comprehensive loss	(1,953)	(406)
Retained earnings	57,123	32,169
Total stockholders’ equity	152,260	128,806
Total liabilities and stockholders’ equity	$278,497	$258,437

Fox Factory Holding Corp.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
Sales	$95,668	$74,104	$366,798	$306,734
Cost of sales	67,063	52,201	254,756	212,314
Gross profit	28,605	21,903	112,042	94,420
Operating expenses:
Sales and marketing	5,764	4,948	23,182	19,192
Research and development	4,800	3,413	17,001	13,642
General and administrative	5,625	4,857	21,053	17,683
Amortization of purchased intangibles	2,090	1,705	8,525	6,424
Fair value adjustment of contingent consideration and acquisition related compensation	879	2,751	6,937	2,856
Total operating expenses	19,158	17,674	76,698	59,797
Income from operations	9,447	4,229	35,344	34,623
Other expense, net:
Interest expense	383	276	1,549	999
Other (income) expense, net	(254)	(536)	(449)	(693)
Other expense, net	129	(260)	1,100	306
Income before income taxes	9,318	4,489	34,244	34,317
Provision for income taxes	2,488	1,616	9,290	6,631
Net income	$6,830	$2,873	$24,954	$27,686
Earnings per share:
Basic	$0.18	$0.08	$0.67	$0.75
Diluted	$0.18	$0.08	$0.66	$0.73
Weighted average shares used to compute earnings per share:
Basic	36,994	37,046	36,989	36,756
Diluted	37,955	37,907	37,894	37,807

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income, a non-GAAP financial measure, and the calculation of non-GAAP adjusted earnings per share for the three and twelve months ended December 31, 2015 and 2014. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
Net income	$6,830	$2,873	$24,954	$27,686
Amortization of purchased intangibles	2,090	1,705	8,525	6,424
Fair value adjustment of contingent consideration and acquisition related compensation (1)	879	2,751	6,937	2,856
Other acquisition and integration related expenses (2)	726	1,384	2,520	3,581
Offering expense (3)	—	14	225	469
Tax impacts of reconciling items above (4)	(928)	(1,900)	(4,889)	(4,071)
One-time tax benefit net of cost	—	(193)	—	(3,849)
Non-GAAP adjusted net income	$9,597	$6,634	$38,272	$33,096

Non-GAAP adjusted EPS
Basic	$0.26	$0.18	$1.03	$0.90
Diluted	$0.25	$0.18	$1.01	$0.88

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	36,994	37,046	36,989	36,756
Diluted	37,955	37,907	37,894	37,807

(1) Represents $1,479 and $7,685 of amortization or accrual of a portion of the acquisitions’ purchase price classified as compensation expense for the three and twelve months ended December 31, 2015, respectively, offset by $600 and $748 for the three and twelve months ended December 31, 2015, respectively, related to the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck based on actual performance, current assumptions regarding volatility, interest rates and forecasted 2016 performance.
(2) Represents inventory write-downs associated with the purchase of certain assets of Marzocchi’s mountain bike product lines of $801 for the three and twelve months ended December 31, 2015, various other acquisition related costs and expenses incurred to integrate acquired entities into the Company’s operations of $427 and $1,409 for the three and twelve months ended December 31, 2015, respectively, and the impact of the finished goods inventory valuation adjustment recorded in connection with the Race Face/Easton Cycling acquisition of $0 and $812 for the three and twelve months ended December 31, 2015, respectively, offset by the bargain purchase gain recorded in connection with an asset purchase of $502 for the three and twelve months ended December 31, 2015.
(3) Represents costs and expenses incurred related to the shelf registration statement filed in March 2015.
(4) Tax impacts were calculated based on the respective year to date effective tax rates.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF ADJUSTED EBITDA MARGIN
(In thousands)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure, and the calculation of adjusted EBITDA margin for the three and twelve months ended December 31, 2015 and 2014. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
Net income	$6,830	$2,873	$24,954	$27,686
Depreciation and amortization	3,353	2,657	13,063	9,730
Stock based compensation (1)	1,222	1,079	4,907	4,044
Fair value adjustment of contingent consideration and acquisition related compensation (2)	879	2,751	6,937	2,856
Other acquisition and integration related expenses (3)	1,228	1,384	3,022	3,581
Offering expense (4)	—	14	225	469
Provision for income taxes	2,488	1,616	9,290	6,631
Cost associated with one-time tax benefit	—	22	—	214
Other expense, net (5)	129	(260)	1,100	306
Adjusted EBITDA	$16,129	$12,136	$63,498	$55,517

(1) Represents non-cash, stock based compensation.
(2) Represents $1,479 and $7,685 of amortization or accrual of a portion of the acquisitions’ purchase price classified as compensation expense for the three and twelve months ended December 31, 2015, respectively, offset by $600 and $748 for the three and twelve months ended December 31, 2015, respectively, related to the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck based on actual performance, current assumptions regarding volatility, interest rates and forecasted 2016 performance.
(3) Represents inventory write-downs associated with the purchase of certain assets of Marzocchi’s mountain bike product lines of $801 for the three and twelve months ended December 31, 2015, various other acquisition related costs and expenses incurred to integrate acquired entities into the Company’s operations of $427 and $1,409 for the three and twelve months ended December 31, 2015, respectively, and the impact of the finished goods inventory valuation adjustment recorded in connection with the Race Face/Easton Cycling acquisition of $0 and $812 for the three and twelve months ended December 31, 2015.
(4) Represents costs and expenses incurred related to the shelf registration statement filed in March 2015.
(5) Other expense, net includes interest expense, foreign currency transaction gain or loss, gain or loss on the disposal of fixed assets, gain on bargain purchase, and other miscellaneous items.

The calculation of adjusted EBITDA margin is as follows:	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
Adjusted EBITDA	$16,129	$12,136	$63,498	$55,517
Divided by sales	95,668	74,104	366,798	306,734
Adjusted EBITDA margin	16.9%	16.4%	17.3%	18.1%

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future non-GAAP adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the possibility that the Company could experience a disruption in its planned transition of the majority of the Company’s mountain bike suspension component manufacturing operations to Taiwan or unexpected difficulties in connection with such transition; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
ICR
Katie Turner
646-277-1228
Katie.Turner@icrinc.com